To Become Effective Upon Filing Pursuant to Rule 462 As filed with the Securities and Exchange Commission August 31, 2000.


                                            SECURITIES  AND  EXCHANGE COMMISSION
                                                      Washington,  D.  C.  20549

                                                                       FORM  S-8

                  REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933

                                          GLOBAL  TELEMEDIA  INTERNATIONAL, INC.

                      [Exact  Name  of  Issuer  as  Specified  in  its  Charter]

                                        Commission  File  Number:
                                                                 ---------------

     Delaware                                                         64-0708107
     [State of Incorporation]                        [IRS  Employer  Ident  No.]

                                             4694  MacArthur  Court,  Suite  710
                                              Newport  Beach,  California  92660
                          [Address  of  Principal  Executive Offices] [Zip Code]

     Consulting  Agreement  between  CARTER  A.  BEAVERS  and  GLOBAL  TELEMEDIA
     INTERNATIONAL,  INC.                                 [Full  Name  of  Plan]

                                                      JONATHON  BENTLEY  STEVENS
                                             4675  MACARTHUR  COURT,  SUITE  710
                                              NEWPORT  BEACH,  CALIFORNIA  92660
                                   [Name  and  Address  of  Agent  for  Service]


                     CALCULATION  OF  REGISTRATION  FEE
--------------------------------------------------------------------------------
                                     Proposed Maximum           Proposed
   Title  of                        Offering Aggregate          Maximum
Securities  to    Amount to be      Price per Offering         Amount  of
be  Registered     Registered     Share  (1)  Price  (1)   Registration  Fee
--------------------------------------------------------------------------------

Common  Stock     500,000  shs.      $  .48     $240,000             $82.75
--------------------------------------------------------------------------------

          Total                                                      $82.75
--------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the Registration fee. Approximate date of commencement of proposed sale to the public: as soon as possible after the Registration Statement is effective.

PART  I.     INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

     Item  1.     Plan  Information

Registrant (sometimes referred to herein as the "Company") has entered into business services consulting agreement with an independent consultant. The agreement is between the company and CARTER A. BEAVERS (the Beavers Agreement) of Los Angeles, California dated March 15, 1999. The Company is registering here 500,000 shares of it's common stock issued to Mr. Carter A. Beavers as more fully described here and below.

                              The Beavers Agreement

Pursuant to the Beavers Agreement, Mr. Beavers has been engaged as a consultant in assisting the company in developing targets for mergers and acquisitions, management consulting, introductions and establishing business contacts. Mr. Beavers has assisted the Company in developing meaningful relationships with broker dealers and investment bankers, on an independent contractor basis for the Company. Mr. Beavers' services have resulted in contractual relationships which may lead to profitable business performance. Mr. Beavers will also provide such other related services as may be reasonably requested by management in connection with development and implementation of agreements on services that are provided to the Company.

     The Beavers' agreement and services is for the three years March 15, 1999 through March 17, 2002. Mr. Beavers has agreed to devote up to 30% of his time to the Company's management relations and development of new business opportunities and service providers.

     As compensation for the services to be provided, Beavers has agreed that in lieu of cash payment the Company shall issue him the following securities:

           1. 500,000 shares of the Company's common stock, which shares are being registered hereunder.

     Item  2.     Registrant  Information  and Employees Plan Annual Information

     Registrant shall provide the Consultant, without charge, upon their written or oral requests, the documents incorporated herein by reference in Item 3 of part II of this Registration Statement. Registrant shall also provide to consultants without charge upon their oral or written request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b). All such requests shall be directed to Registrant at it's principal offices at 4675 MacArthur court, Suite 710 Newport Beach, California 92660 (949) 253-9588.

Part  II.     INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

     Item  3.     Incorporation  of  Documents  by  Reference.

     The following documents filed by the Registrant under the Securities Act of 1933, as amended, with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     (a) Registrant's Annual Report on form 10-KSB for the period ending December 31, 1999.

     (b) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2000 and June 30, 2000.

     (c) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded to constitute a part of this registration statement.

     Item  4.     Description  of  Securities.

     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $0.004 par value. The holders of Common Stock (i) have equal and ratable rights to dividends from funds legally available therefore, when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote at all meetings of shareholders. All shares of Common Stock outstanding are fully paid for and non-assessable and all shares that are part of this Offering, when issued, will be fully paid for and non-assessable.

     Since its inception, the Company has not paid any cash dividend on it's Common Stock and anticipates that it will not pay cash dividends in the foreseeable future.

     All shares of common stock now outstanding are fully paid for and non-assessable and all share of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

     Item  5.     Interest  of  Named  Experts  and  Counsel.

                                 Not Applicable.

     Item  6.     Indemnification  of  Officers  and  Directors.

     There is no charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law Section 145, registrant may indemnify its directors, officers, employees against liabilities which they incur in their capacity as such.

     Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officers, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful).

     Item  7.     Exemption  From  Registration  Claimed.

                                 Not Applicable.

     Item  8.     Exhibits.

     The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by reference.

     Exhibit  No.                    Title

        1)        Consulting  Agreement  with  Carter  A.  Beavers.
                  No opinion of counsel is required as these are not original issuance of securities (601 of Reg. S-K).

     Item  9.     Undertakings.

           A.     The  undersigned  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made post-effective amendment to this registration statement to:

               (i) to include any prospectus required by Section 10(a) (3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration statement.

          Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange.

          (2) That, for the purpose of determining any liability under the securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by the director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


     The Registrant Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, California, on the 31st Day of August, 2000.

                                         Global  Telemedia  International,  Inc.
                                                       (Registrant)


By:  /s/  Jonathon  Bentley  Stevens         By:  /s/  David  Tang
   ----------------------------------           -------------------------------
   Jonathon  Bentley  Stevens                    David  Tang
   President  and  Chief                         Chief  Financial  Officer
   Executive  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated:                                    By:
       -------------                         -----------------------------------
                                              Jonathon Bentley Stevens
                                              Chief  Executive  Officer
                                              and  President,  Director



Dated:                                    By:
       -------------                         -----------------------------------
                                              Regina  Peralta
                                              Executive  Vice  President
                                              Director



Dated:                                    By:
       -------------                         -----------------------------------
                                              John  Walsh
                                              Chief  Operating  Officer
                                              Director



Dated:                                    By:
       -------------                         -----------------------------------
                                              Director



Dated:                                    By:
       -------------                         -----------------------------------
                                              Director